Exhibit 99.1

For Immediate Release

Westaff Signs Amendment to Credit Facility and Provides

Third Fiscal Quarter Financial Guidance

WALNUT CREEK, CA, Monday, August 2, 2004 - Westaff, Inc. (Nasdaq: WSTF), a leading provider of staffing services, is pleased to announce that it has taken another step in the Company’s continuing strengthening of its financial position and operating performance.  The Company has signed an amendment to its Multicurrency Credit Agreement to reduce its cost of funds and increase the amount of available working capital under the agreement.

Under the terms of the amendment, interest rates on bank borrowings and letters of credit have decreased.  Furthermore, the amendment eliminates certain borrowing reserves and increases the eligible collateral that may be used for the Company’s borrowing base.  The net effect of the amendment is to increase the amount of available working capital in the U. S. by an estimated $7 to $8 million effective immediately.

The Company was able to negotiate improved terms for the credit facility largely because of its strong operating performance in recent months and its improved financial outlook.  The Company currently expects to report earnings per share from continuing operations of an estimated $0.10 for the third quarter of fiscal 2004, which ended July 10, 2004, as compared to a loss of $0.05 for the third quarter of fiscal 2003.  The Company also expects to report a revenue increase of over 20 percent for the quarter (and over 19% on a constant currency basis).

While the Company is continuing to evaluate other opportunities to further strengthen its financial position, including a potential restructuring of its workers’ compensation collateral arrangements, the Company believes that the additional borrowing capacity provided under the amended credit agreement will be sufficient to meet the Company’s working capital needs for the foreseeable future.

“I am very pleased with the Company’s recent operating performance as well as the improvements in the terms of our credit agreement,” commented Dwight S. Pedersen, Westaff President and Chief Executive Officer.  “With the strengthening of our financial position, the Company is poised to take full advantage of our momentum and the improving economic environment.”

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 14,000 clients from more than 250 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, statements regarding the Company’s third fiscal quarter financial guidance, working capital availability and collateral arrangements.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results of future events could differ materially from estimates.  Among the factors affecting future operating results are: credit facilities and compliance with debt covenants, liquidity, workers’ compensation collateral requirements, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers,  variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks and ability to attract and retain the services of qualified temporary personnel and regulatory mandates, including potential mandated health insurance.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom

Senior Vice President and

Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com